Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
David J. Fallon
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 15, 2010

CLARCOR REPORTS FISCAL THIRD QUARTER 2010 RESULTS

OPERATING PROFIT GREW BY 30% AND DILUTED EPS BY 31%

Unaudited Third Quarter and First Nine Months 2010 Highlights
(Amounts in millions, except per share data and percentages)

	Quarter Ended			Nine Months Ended
	8/28/10	8/29/09	Change	8/28/10	8/29/09	Change
Net sales	$ 262.8	$ 230.3	14%	$ 735.8	$ 673.4	9%
Operating profit	41.7	32.1	30%	100.8	71.0	42%
Net earnings – CLARCOR	28.3	21.3	33%	67.1	46.9	43%
Diluted earnings per share	$ 0.55	$ 0.42	31%	$ 1.31	$ 0.92	42%

FRANKLIN, TN, Wednesday, September 15, 2010--CLARCOR Inc. (NYSE: CLC) reported its financial results for the third quarter ended August 28, 2010.  Operating profit increased 30% and net earnings increased 33% from the third quarter of 2009.  Diluted earnings per share increased 31% to $0.55 from $0.42 in the third quarter of 2009.  Changes in foreign currency exchange rates negatively impacted CLARCOR’s net sales by $1.7 million and its operating profit by $0.2 million from the third quarter of 2009.

Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “Our 2010 operating results continue to be strong.  Third quarter sales increased $32.5 million, or 14%, from the same period last year and drove the improvement from last year’s third quarter operating profit and operating margin.  Third quarter operating margin improved to 15.9% in 2010 from 13.9% in the third quarter of 2009.  Our third quarter operating margin is at its highest level since the fourth quarter of 2008.  This strong operating performance continued the momentum from the first two quarters of 2010 and demonstrates our continued sales recovery from the recession and the benefits of the various cost initiatives we put in place last year and our restructuring efforts at our HVAC filter operations.

“Our 34.8% gross margin in the third quarter of 2010 was our highest quarterly gross margin percentage in the past ten years.  Our 33.5% gross margin for the first nine months of 2010 exceeded the 30.4% gross margin from the first nine months of last year and the 31.5% gross margin from the first nine months of 2008—despite 7% lower sales.  This gross margin improvement from the first nine months of 2008 despite lower sales was reflective of the benefits of the restructuring of our HVAC operations and our continuing success in eliminating cost and improving the efficiency of many of our manufacturing processes.

“We believe our current cost structure positions us well to capitalize on our anticipated growth going forward.  We are focused on growth through the introduction of new filtration solutions and by leveraging the strength of existing products and technologies into new markets both domestically and abroad.

“All of our business segments contributed to our success in the third quarter.  Sales and operating profit at each of our segments improved from the same period last year.  The increase at our Engine/Mobile Filtration segment was the result of higher sales of heavy-duty engine filters both in the U.S. and internationally.  The increase at our Industrial/Environmental Filtration segment was driven by lower costs at our HVAC filter operations and incremental sales to oil drilling, aerospace and other industrial markets, and the increase at our Packaging segment was the result of higher sales primarily to the smokeless tobacco industry.

Engine/Mobile Filtration Segment

“Net sales at our Engine/Mobile Filtration segment for the third quarter of 2010 increased $22.3 million, or 23%, compared with the third quarter of 2009.  Most of this increase was related to additional heavy-duty engine filter sales which have been positively influenced by the continued strength in the U.S. trucking industry.  Through July 2010, heavy-duty truck tonnage in the U.S. was approximately 7% higher compared with the same period in 2009.  International sales of heavy-duty engine filters continue to be strong, notably in China, where sales increased over 90% in the third quarter of 2010 compared with the third quarter of 2009.  Our growth in China is primarily the result of the development of new products sold to existing OEM customers as we continue to expand our China product offering.

“Operating profit at our Engine/Mobile Filtration segment for the third quarter of 2010 increased $3.9 million, or 18%, from the third quarter of 2009.  This increase was primarily the result of higher year-over-year heavy-duty engine filter sales.  Despite the improvement in operating profit, operating margin declined in the third quarter to 21.8% from 22.7% from the comparable period last year.  This reduction was primarily the result of approximately $5.9 million of additional selling and administrative expenses primarily related to employee compensation associated with our company-wide profit sharing program and legal expenses.

Industrial/Environmental Filtration Segment

“Net sales at our Industrial/Environmental Filtration segment increased $5.0 million, or 4%, to $119.6 million in the third quarter of 2010 as compared to the same period in the prior year.  This increase includes the negative impact of a $3.6 million reduction in HVAC filter sales to the 3M Company (“3M”) compared with the third quarter of 2009.  3M informed us in the third quarter of 2009 that it would no longer be purchasing HVAC filters from us.  Excluding this reduction, sales in this segment would have increased approximately 8% from the third quarter of 2009.  Operating profit in the Industrial/Environmental Filtration segment increased $5.0 million, or 62%, to $12.9 million in the third quarter of 2010 as compared to the same period in the prior year.  The disproportionate increase in operating profit compared with sales is primarily the result of the cost benefits of our HVAC filter operations restructuring in addition to stronger margins in various markets due to improved material cost and favorable product mix.  As a result, our operating margin for this segment increased to 10.8% in the third quarter of 2010 from 6.9% in the third quarter of 2009.

“As a result of our restructuring initiative, our HVAC filter operations generated their highest quarterly operating profit in four years.  We anticipate the positive trend in operating performance will continue in the fourth quarter and into 2011 as we benefit from the changes in our cost structure, and we leverage our expected sales growth from existing and new products and markets.  We believe operating margin at our HVAC filter operations in the fourth quarter will exceed 8.0%.

“The operating performance of our Total Filtration Services (“TFS”) distribution business continues to improve.  Sales increased 13% in the third quarter of 2010 compared to the third quarter of 2009 driven by an improvement in sales in many markets but most notably to automotive facilities.  On the strength of these incremental sales, operating profit in the third quarter of 2010 improved significantly from the third quarter of 2009.  For the first nine months of 2010, operating profit has improved primarily due to a 10% increase in sales and a reduction in selling and administrative expenses at several branch offices.  Operating margin at TFS has improved sequentially in the past five quarters and is expected to continue to improve in the fourth quarter and into 2011.

“Our European sales in the Industrial/Environmental Filtration segment declined 17% in the third quarter of 2010 as compared to the third quarter of 2009.  Our sales in Europe are primarily into the aviation, marine and natural gas markets.  The third quarter 2010 sales reduction compared to the same period last year was the result of lower military aviation and marine vessel and filter sales in Spain and Italy offset somewhat by higher aftermarket element sales from the United Kingdom into the Mideast.  Despite the reduction in sales from the third quarter of 2009, our operating margin in Europe actually increased in the third quarter of 2010 due to favorable product mix.  We sold a higher percentage of aftermarket elements in Europe in the third quarter of 2010 compared with the same period last year.  On average, aftermarket elements generate higher operating margins than filtration vessels or systems.  Based upon a trend of strong recent orders, we anticipate a strengthening in European sales in the fourth quarter and project a significant increase in sales from the 2010 third quarter.

“Sales of our natural gas vessels and aftermarket filters outside Europe in the third quarter of 2010 were relatively flat compared with the third quarter of 2009.  Despite relatively flat sales, operating profit and margin from the natural gas market in the third quarter of 2010 improved from the third quarter of 2009 due to a higher mix of aftermarket element sales, which command a higher margin, and a reduction in selling and administrative expenses. Our emphasis on building our natural gas filtration aftermarket business is gaining momentum and should grow faster on a percentage basis than our natural gas vessel business going forward.

“Sales of filters to oil drilling, aerospace and other industrial markets improved significantly in the third quarter of 2010 compared with the third quarter of 2009 and drove an increase in operating profit in these markets.  For the first nine months of 2010, operating profit related to these sales increased on the strength of an 18% increase in sales.  Based upon recent order activity, we anticipate the year-over-year sales growth in these markets will continue in the fourth quarter and into 2011.

Packaging Segment

“Net sales at our Packaging segment increased $5.2 million, or 27%, to $24.4 million in the third quarter of 2010 as compared to the same period in the prior year.  This increase was primarily driven by additional sales of smokeless tobacco packaging and decorated flat sheet metal.  Operating profit in the third quarter of 2010 rose from 2009 primarily due to the incremental profit from this increase in sales.

Cash Flow and Balance Sheet

“Our financial position continues to be solid, and our cash flow remains strong.  Cash flow from operating activities, excluding changes in our short-term investments, decreased to $68.8 million in the first nine months of 2010 from $93.2 million in the same period last year.  This $24.4 million reduction was the result of an additional $44.8 million outflow for working capital requirements to support our elevated sales levels partially offset by higher net earnings of $20.1 million during the first nine months of 2010 as compared to the same period in the prior year.  In the third quarter, we used cash of $10.0 million to repurchase 0.3 million shares of common stock.  The strength of our balance sheet, including $234.0 million available on our line of credit and cash of $87.2 million, provides us with the valuable financial flexibility to continue to fund internal growth opportunities, consider potential acquisitions and repurchase additional shares.

Outlook

“We are pleased with our strong operating results in the third quarter and the first nine months of 2010.  The continued positive comparisons to last year and 2008 are a result of our disciplined efforts of focusing on restructuring and cost reductions while not sacrificing top line growth.  We are particularly proud of our record quarterly gross margin percentage in the third quarter because this is an indication that all our business segments are contributing to our positive performance.

“We remain cautious due to global economic uncertainty.  However, based upon the strength of our performance in the third quarter, we are increasing the floor of our 2010 guidance for diluted earnings per share to $1.80 from the previous guidance of $1.70.  Accordingly, our updated 2010 diluted earnings per share guidance is $1.80 to $1.85.  We expect our full year consolidated sales growth from 2009 to be in the range of 10.5% to 11.0% and our 2010 full year operating margin to be between 13.8% and 14.3%.  We anticipate a full year average tax rate from 32.5% to 33.5%, 2010 cash flow from operating activities (excluding changes in short-term investments) from $105.0 million to $110.0 million and 2010 capital expenditures from $25.0 million to $30.0 million.”

CLARCOR will be holding a conference call to discuss the third quarter results at 10:00 a.m. CDT on September 16, 2010. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net.  A replay will be available on these websites and also at 877-870-5176 or 858-384-5517 by providing confirmation code 3456693. The replay will be available through September 30, 2010 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of CLARCOR are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, as well as management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company's business and growth strategies; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the Company's past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the "Risk Factors'' section of the Company’s 2009 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including projected sales and profit levels for any business segment in any given quarter, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

TABLES FOLLOW

CLARCOR 2010 UNAUDITED THIRD QUARTER RESULTS

CONSOLIDATED  CONDENSED STATEMENTS  OF  EARNINGS
(Dollars in thousands except per share data)

	Quarter Ended		Nine Months Ended
	August 28,	August 29,	August 28,	August 29,
	2010	2009	2010	2009

Net sales	$262,770	$230,271	$735,770	$673,356
Cost of sales	171,209	156,328	489,561	468,832

Gross profit	91,561	73,943	246,209	204,524

Selling and administrative expenses	49,869	41,863	145,409	133,527

Operating profit	41,692	32,080	100,800	70,997

Other income (expense):
Interest expense	(103)	(316)	(340)	(1,848)
Interest income	70	40	186	270
Other, net	15	189	(582)	634

	(18)	(87)	(736)	(944)

Earnings before income taxes	41,674	31,993	100,064	70,053

Provision for income taxes	13,103	10,669	32,751	22,886

Net earnings	28,571	21,324	67,313	47,167

Net earnings attributable to noncontrolling interests	(245)	(42)	(236)	(302)

Net earnings attributable to CLARCOR Inc.	$28,326	$21,282	$67,077	$46,865

Net earnings per share attributable to CLARCOR Inc:
Basic	$0.56	$0.42	$1.32	$0.92
Diluted	$0.55	$0.42	$1.31	$0.92

Average number of shares outstanding:
Basic	50,796,393	50,733,251	50,700,066	50,941,354
Diluted	51,248,957	51,019,060	51,145,071	51,208,486

Dividends paid per share	$0.0975	$0.0900	$0.2925	$0.2700

CLARCOR 2010 UNAUDITED THIRD QUARTER RESULTS, continued

CONSOLIDATED  CONDENSED BALANCE  SHEETS
(Dollars in thousands)

	August 28,	November 28,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$87,224	$59,277
Restricted cash	765	762
Short-term investments	-	32,171
Accounts receivable, less allowance for losses
of $11,995 for 2010 and $15,150 for 2009	184,178	164,545
Inventories:
Raw materials	68,007	57,579
Work in process	27,980	23,405
Finished products	90,447	76,432
Total inventories	186,434	157,416
Deferred income taxes	29,732	27,567
Prepaid expenses and other current assets	6,978	6,790
Total current assets	495,311	448,528

Plant assets at cost,	452,148	447,241
less accumulated depreciation	(271,713)	(259,150)
	180,435	188,091

Assets held for sale	3,769	-
Goodwill	226,920	228,182
Acquired intangibles, less accumulated amortization	92,195	95,990
Deferred income taxes	457	630
Other noncurrent assets	11,168	12,469
Total assets	$1,010,255	$973,890

LIABILITIES
Current liabilities:
Current portion of long-term debt	$99	$99
Accounts payable	61,922	54,627
Accrued insurance liabilities	12,043	10,572
Accrued salaries, wages and commissions	23,834	8,599
Customer deposits	13,151	8,705
Compensated absences	7,860	7,903
Other accrued liabilities	37,622	36,018
Income taxes	3,523	5,419
Total current liabilities	160,054	131,942

Long-term debt, less current portion	17,327	52,096
Postretirement healthcare benefits	696	689
Long-term pension liabilities	63,625	61,746
Deferred income taxes	30,521	32,136
Other long-term liabilities	4,660	5,394
Total liabilities	276,883	284,003

Contingencies
Redeemable noncontrolling interest	1,570	1,412

SHAREHOLDERS' EQUITY	-	-
Capital stock	50,390	50,393
Capital in excess of par value	37,160	36,814
Accumulated other comprehensive loss	(41,322)	(32,879)
Retained earnings	684,554	632,291
Total CLARCOR Inc. equity	730,782	686,619
Noncontrolling interests	1,020	1,856
Total shareholders' equity	731,802	688,475
Total liabilities and shareholders' equity	$1,010,255	$973,890

CLARCOR 2010 UNAUDITED THIRD QUARTER RESULTS, continued

CONSOLIDATED CONDENSED  CASH  FLOWS
(Dollars in thousands)
	Nine Months Ended
	August 28,	August 29,
	2010	2009
Cash flows from operating activities:
Net earnings	$67,313	$47,167
Depreciation	20,357	20,434
Amortization	3,563	3,662
Stock-based compensation expense	4,004	3,664
Excess tax benefit from stock-based compensation	(1,893)	(1,513)
Changes in short-term investments	32,171	(16,834)
Changes in assets and liabilities, excluding short-term
investments	(24,800)	19,958
Other, net	227	(188)
Net cash provided by operating activities	100,942	76,350

Cash flows from investing activities:
Additions to plant assets	(17,305)	(15,019)
Proceeds from disposition of plant assets	88	-
Business acquisitions, net of cash acquired	-	(9,389)
Proceeds from insurance claim	557	-
Investment in affiliates	(100)	(1,794)
Other, net	-	462
Net cash used in investing activities	(16,760)	(25,740)

Cash flows from financing activities:
Net payments under line of credit	(35,000)	(15,000)
Borrowings under long-term debt	-	8,410
Payments on long-term debt	(115)	(809)
Sale of capital stock under stock option
and employee purchase plans	4,979	2,944
Acquisition of noncontrolling interest	(732)	(2,388)
Purchase of treasury stock	(10,009)	(19,767)
Excess tax benefits from stock-based compensation	1,893	1,513
Cash dividends paid	(14,828)	(13,754)
Net cash used in financing activities	(53,812)	(38,851)

Net effect of exchange rate changes on cash	(2,423)	4,380

Net change in cash and cash equivalents	27,947	16,139

Cash and cash equivalents, beginning of period	59,277	40,715

Cash and cash equivalents, end of period	$87,224	$56,854

Cash paid during the period for:
Interest	$1,126	$1,930
Income taxes	$37,058	$17,301

CLARCOR 2010 UNAUDITED THIRD QUARTER RESULTS, continued

QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2010
	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Nine
	February 27	May 29	August 28	Months
Net sales by segment:
Engine/Mobile Filtration	$96,428	$113,434	$118,753	$328,615
Industrial/Environmental Filtration	102,027	117,566	119,589	339,182
Packaging	16,676	26,869	24,428	67,973
	$215,131	$257,869	$262,770	$735,770

Operating profit by segment:
Engine/Mobile Filtration	$17,862	$23,643	$25,937	$67,442
Industrial/Environmental Filtration	4,283	10,371	12,887	27,541
Packaging	751	2,198	2,868	5,817
	$22,896	$36,212	$41,692	$100,800

Operating margin by segment:
Engine/Mobile Filtration	18.5%	20.8%	21.8%	20.5%
Industrial/Environmental Filtration	4.2%	8.8%	10.8%	8.1%
Packaging	4.5%	8.2%	11.7%	8.6%
	10.6%	14.0%	15.9%	13.7%

	2009
	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Nine
	February 28	May 30	August 29	Months
Net sales by segment:
Engine/Mobile Filtration	$85,380	$92,277	$96,445	$274,102
Industrial/Environmental Filtration	113,458	119,889	114,630	347,977
Packaging	14,852	17,229	19,196	51,277
	$213,690	$229,395	$230,271	$673,356

Operating profit by segment:
Engine/Mobile Filtration	$13,301	$18,457	$21,904	$53,662
Industrial/Environmental Filtration	663	5,864	7,944	14,471
Packaging	(277)	909	2,232	2,864
	$13,687	$25,230	$32,080	$70,997

Operating margin by segment:
Engine/Mobile Filtration	15.6%	20.0%	22.7%	19.6%
Industrial/Environmental Filtration	0.6%	4.9%	6.9%	4.2%
Packaging	-1.9%	5.3%	11.6%	5.6%
	6.4%	11.0%	13.9%	10.5%

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